                                                                       Exhibit C

                 SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

     This Settlement Agreement and Mutual General Release ("Agreement") is entered into on the dates executed below, by and among PATRICE LAMBERT, an individual ("Lambert"), QUEUE COMMUNICATIONS LTD., a business entity organized under the laws of St. Kitts ("Queue"), MARC ELALOUF, a resident of France ("Elalouf"), and VERTICAL COMPUTER SYSTEMS, INC., a Delaware corporation ("Vertical"), EXTERNET WORLD, INC., a California corporation ("Externet"), and RICHARD WADE, an individual ("Wade").

                                   I. RECITALS

     WHEREAS, a complaint was filed on June 27, 2000, in an action entitled VERTICAL COMPUTER SYSTEMS, INC. v. PATRICE LAMBERT, filed in Los Angeles County California Superior Court (LASC Case No. BC 232453) (the "Declaratory Relief Action") brought by Vertical against Lambert for declaratory relief, arising from Lambert's attempts to gain control of Vertical;

     WHEREAS, Lambert filed a separate shareholder derivative complaint on July 10, 2000, in an action entitled PATRICE LAMBERT v. VERTICAL COMPUTER SYSTEMS, INC. in Los Angeles Superior Court (LASC Case No. BC233137) (the "Declaratory Relief Action"), against Vertical and Wade, alleging wrongdoing and misfeasance by Wade in the operation and business of Vertical;

     WHEREAS, Vertical has filed a separate action in United States District Court for the Central District of California entitled VERTICAL COMPUTER SYSTEMS, INC. v. PATRICE LAMBERT (Case No. 00-08370 FMC (JWJx) (the "Federal Action"), against Lambert, alleging violations of the Securities Act of 1934, Reg. 13D, Lambert has answered that complaint and filed a separate counterclaim, against Vertical and Wade;

     WHEREAS, additional disputes exist between Vertical, Externet, Wade, Lambert and Elalouf, concerning the management and operations of Vertical and Externet (the "Business Matters");

     WHEREAS, all Parties to the Declaratory Relief Action, the Derivative Action, and the Federal Action (collectively, the "Actions") dispute the claims made by and against each other in connection with the Actions and the Business Matters, and now wish to settle and resolve finally and completely any and all issues, disputes and claims, whether identified or not;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party hereto, IT IS AGREED by the Parties as follows:

                            II. TERMS OF SETTLEMENT

     A. Definitions. It is hereby agreed that the following additional terms, wherever used in this Agreement, are intended to mea

     B. n and include as follows:

          1. "CLAIMS": Refers to, except as specifically reserved herein, any and all claims, cross-claims, demands, liens (both general and charging), agreements, contracts, covenants, promises, suits, any and all manner of action or actions, cause or causes of action, obligations, controversies, disputes, debts, costs, fees, expenses, losses, damages (both compensatory and exemplary or punitive), judgments, orders, wrongful acts, and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, which have existed or may have existed, or which do exist or may exist, or may later or hereafter be discovered to have existed, from the beginning of time until the latest date of execution hereof, including but without in any respect limiting the generality of the foregoing, (a) any and all claims for malicious prosecution, abuse of process, or unauthorized prosecution; (b) any and all claims referenced in this Agreement; (c) any and all "unknown and unsuspected claims" as defined in Section II.G.9; (d) any and all claims which are, could have been, or might have been based upon, related to, or connected with, or arose out of, any claims which were, could, or might have been alleged or litigated in the Action, under any provisions of law or equity; (e) to the extent permitted by law, and except with respect to matters contained in this Agreement, the Outside Investors Agreement, the Eurovest Stock Purchase Agreement, and all related documents, any and all claims that this Agreement, the Outside Investor Stock Purchase Agreement, and all related documents, or the settlement between the Parties hereto was induced by fraud or misrepresentation or concealment; (f) any claims of any of the Parties hereto which relate to, arise from, or which could or might have arisen from any facts, events, circumstances or occurrences taking place prior to the date of the execution of this Agreement.

          2. "PARTY" or "PARTIES": Refers to the parties to this Agreement, Lambert, Queue, Elalouf, Vertical, Externet, and Wade, and their respective, predecessors, successors, assigns, partners, principals, shareholders, officers, directors, employees, attorneys, and agents;

          3. "VERTICAL PARTIES": Refers to Vertical, Externet, and Wade, and their respective, predecessors, successors, assigns, partners, principals, shareholders, officers, directors, employees, attorneys, and agents;

          4. "ANDERSON": Refers to Mark Anderson, an individual, his predecessors, successors, assigns, partners, employees, attorneys, and agents;

          5. "LAMBERT'S SHARES": Refers to the shares of Vertical common stock owned directly or beneficially by Lambert through Queue, of which Lambert is a 100% shareholder, which total 143,625,500 shares;

          6. "ELALOUF'S SHARES": Refers to the shares of Vertical common stock owned directly or beneficially by Elalouf, which total 143,725,480 shares;

          7. "EUROVEST": Refers to Eurovest, Inc., a Nevada corporation;

          8. "EUROVEST STOCK PURCHASE AGREEMENT" Refers to that certain stock purchase agreement, of even date herewith, between the Stock Purchase Agreement between Elalouf, Lambert and Eurovest;

          9. "OUTSIDE INVESTORS": Refers to certain anonymous investors wishing to purchase a portion of Lambert's Shares and Elalouf's Shares.

          10. "OUTSIDE INVESTORS AGREEMENT": Refers to that certain stock purchase agreement, of even date herewith, between Elalouf, Lambert and the Outside Investors.

     C. Nondisparagement.

     Upon and after execution of this Agreement, the parties, and each of them, shall not disparage each other; provided, that nothing in this paragraph shall prohibit any appropriate statement, assertion or argument made in pursuit of a legitimate business or legal objective.

     D. Consideration. At or with the execution of this Agreement by all parties hereto, which shall occur no later than 5:00 p.m. on October 4, 2000 (the "Closing"), the following shall occur:

          1. First Transaction: On the day of Closing (the "Closing Date"), prior to any other transaction referred to herein, pursuant to the Stock Purchase Agreement between Elalouf, Lambert and Eurovest (the "Eurovest Stock Purchase Agreement"), and subject to the terms thereof,

               a. Elalouf and Lambert shall together proportionally deliver, or cause to be delivered to Vertical, collectively, Elalouf's Shares and Lambert's Shares totaling 147,350,980 shares;

               b. Eurovest, which previously acquired Externet from Vertical, shall deliver to Elalouf one (1) certificate representing SEVENTY-FIVE HUNDRED (7,500) shares, and to Lambert one (1) certificate representing TWENTY-FIVE HUNDRED (2,500) shares, the total of which equals ONE HUNDRED PERCENT (100%) of the issued and outstanding shares of Externet's common stock. The Assets of Externet, which are included herein, are reflected in Exhibit A;

               c. Concurrently with execution of this Agreement by all Parties, Vertical shall place FIVE HUNDRED THOUSAND ($500,000) in a new escrow account (requiring the joint signatures of counsel for Elalouf and Vertical), as security for payment by Vertical of Externet's alleged obligation to repay Pascal Pessiot/La Societe Francaise de Casinos ("Pascal") up to 3,045,000 francs (approximately FOUR HUNDRED SEVENTY-FIVE THOUSAND Dollars ($475,000), plus interest, for the "complete turnkey casino package". It is understood and agreed that counsel for Elalouf and Vertical shall be required to release such amount as may be required to be paid pursuant to a written settlement agreement, executed by Vertical and Pascal, or pursuant to a court judgment, as the case may be, and to release the balance, if any, to Vertical;


               d. The effectiveness of this First Transaction shall be contingent (as a condition subsequent) on the consummation of the Second Transaction, below; and

               e. Counsel for the parties shall execute and deliver to counsel for Vertical, to be held in trust, pending Closing, such requests for dismissals as may be required to secure dismissal of the Actions.

          2. Second Transaction: On the Closing Date, after the conclusion of the First Transaction, pursuant to the Stock Purchase Agreement between Elalouf, Lambert and Outside Investors Agreement, and subject to the terms thereof,

               a. Elalouf and Lambert, collectively, shall proportionally deliver to the Outside Investors 140,000,000 of Elalouf's Shares and Lambert's Shares, which represent ONE HUNDRED PERCENT (100%) of the remaining interest of Elalouf and Lambert in Vertical; and

               b. The Outside Investors shall cause to be delivered by inter-bank transfer, each to Lambert and Elalouf ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000).

     E. Post-Closing. After execution of this Agreement, and the Outside Investors Agreement, and all related documents, and the deliveries provided above:

          1. Counsel for Vertical shall file the executed requests for dismissal with prejudice of the complaints in the Derivative Action and the Federal Action;

          2. Counsel for Vertical shall file an executed Request for Dismissal with Prejudice of the Complaint in the Declaratory Relief Action;

          3. Counsel for the Vertical Parties shall provide to counsel for Elalouf and Lambert conformed copies of the respective requests for dismissal with Prejudice upon their return from the Court.

     F. Representations and Warranties.

          1. Lambert warrants and represents that:

               a. He holds a total of 143,625,500 shares, of which Lambert owns individually 42,252,940 shares, and beneficially owns 101,372,560 through Queue;

               b. Lambert is the one hundred percent (100%) shareholder and owner of Queue;

               c. He has sufficient authority to execute such documentation as may be required to transfer shares owned by Queue to complete the transaction contemplated by this Agreement;

               d. No business venture (including, without limitation, any sole proprietorship, partnership, joint venture, trust, corporation or other business entity) of which he is or has been a participant has any Claim against the Vertical Parties;

               e. (1) To his knowledge, no creditor or claimant of his has assigned any right against him to another person, (2) he is not a party to any litigation (other than the Actions), and is not the subject of any proceeding under any bankruptcy or insolvency law; and

               f. Lambert's employment with Externet is terminated, and all Claims relating thereto are waived and release herewith.

          2. Queue warrants and represents that:

               a. It owns 101,372,560 shares of Vertical common stock;

               b. Lambert has sufficient authority to execute such documentation as may be required to transfer shares owned by Queue to complete the transaction contemplated by this Agreement;

               c. No business venture (including without limitation, any sole proprietorship, partnership, joint venture, trust, corporation or other business entity) of which he is or has been a participant has any Claim against the Vertical Parties;and

               d. (1) To its knowledge, no creditor or claimant of his has assigned any right against him to another person, (2) its is not a party to any litigation (other than the Actions), and is not the subject of any proceeding under any bankruptcy or insolvency law.

          3. Elalouf warrants and represents that:

               a. Elalouf's Shares total 143,725,480 shares of Vertical common stock;

               b. No business venture (including, without limitation, any sole proprietorship, partnership, joint venture, trust, corporation or other business entity) of which he is or has been a participant has any Claim against the Vertical Parties; and

               c. That he will and hereby does agree to defend, indemnify and hold harmless the Vertical Parties from any Claim arising from or related to any proceeding under any bankruptcy or insolvency law to which he is subject; and

               d. Elalouf's employment contract with Vertical is hereby terminated, and all Claims relating thereto are waived and released herewith.

          4. The Vertical Parties warrant and represent that no business venture (including, without limitation, any sole proprietorship, partnership, joint venture, trust, corporation or other business entity) of which they are or have been a participant has any Claim against Lambert or Elalouf.

          5. All parties hereto, and each of them, warrant and represent as follows:

               a. He has or they have full legal capacity, power, and authority to enter into this Agreement, and the Outside Investors Agreement, the Eurovest Stock Purchase Agreement, and all related documents, and to bind himself/themselves thereby;

               b. (1) He has or they have taken all action necessary to authorize and approve the execution, delivery and performance of this Agreement, and the Outside Investor Stock Purchase Agreement, and all related documents, and (2) this Agreement constitutes a valid and binding obligation as to him/them, enforceable in accordance with their terms;

               c. He is or they are subject to no law, rule, regulation, order, charter, bylaw, mortgage, agreement, or instrument of any kind or character that would prevent or be contravened by the execution, delivery or performance of this Agreement, and the Outside Investors Agreement, the Eurovest Stock Purchase Agreement, and all related documents; and

               d. The person executing and delivering this Agreement on behalf of the respective parties has been and is authorized and empowered to do so.

     G. Nondisclosure and Confidentiality.

          1. Lambert and Elalouf shall not hereafter in any action or other proceeding, whether now pending or hereafter commenced, offer into evidence any fact concerning any act or omission of the Vertical Parties, or any of them, which occurred up to the date of this Agreement, unless compelled under judicial process, and shall not hereafter in any action or other proceeding, whether now pending or hereafter commenced, seek to obtain discovery of any act or omission of the Vertical Parties, or any of them, which occurred up to the date of this Agreement.

          2. Lambert and Elalouf warrant and represent that they have kept strictly confidential, and have not disclosed, made any comment on or publicized, any information or matter embodied in or relating to the communications between Lambert and Elalouf, and the Vertical Parties, or either of them, with regard to the potential settlement of their disputes or the potential terms of such a settlement, except to Anderson. Lambert and Elalouf shall keep this Agreement, and the Outside Investors Agreement, and all related documents, strictly confidential, and shall not disclose, make any comment on, or publicize the existence or any of the terms or conditions of this Agreement, and the Outside Investors Agreement, and all related documents, to any third party, except as required by Federal Securities Laws.

          3. The Vertical Parties warrant and represent that they have kept strictly confidential, and have not disclosed, made any comment on or publicized, any information or matter embodied in or relating to the communications between Lambert and the Vertical Parties, or either of them, with regard to the potential settlement of their disputes or the potential terms of such a settlement. The Vertical Parties shall keep this Agreement, and the Outside Investors Agreement, and all related documents, strictly confidential, and shall not disclose, make any comment on, or publicize the existence or any of the terms or conditions of this Agreement, and the Outside Investors Agreement, and all related documents, to any third party, EXCEPT AS REQUIRED UNDER FEDERAL SECURITIES LAWS FOR DISCLOSURE BY A PUBLICLY TRADED COMPANY, INCLUDING, BUT NOT LIMITED TO, A PRESS RELEASE INDICATING THAT THE ACTIONS HAVE BEEN SETTLED, THAT EXTERNET WAS SOLD, AND THAT SHARES OF VERTICAL STOCK WERE CANCELLED IN CONNECTION WITH THE TRANSACTION.

     H. Releases.

          1. Except for the obligations set forth in this Agreement, the Outside Investors Agreement, the Eurovest Stock Purchase Agreement, and all related documents, Lambert releases all Claims, individually and collectively, against the Vertical Parties;

          2. Except for the obligations set forth in this Agreement, the Outside Investors Agreement, the Eurovest Stock Purchase Agreement, and all related documents, Elalouf releases all Claims, individually and collectively, against the Vertical Parties;

          3. Except for the obligations set forth in this Agreement, the Outside Investors Agreement, the Eurovest Stock Purchase Agreement, and all related documents, the Vertical Parties release all Claims, individually and collectively, against Lambert and Queue;

          4. Except for the obligations set forth in this Agreement, the Outside Investors Agreement, the Eurovest Stock Purchase Agreement, and all related documents, the Vertical Parties release all Claims, individually and collectively, against Elalouf;

          5. Except for the obligations set forth in this Agreement, the Outside Investors Agreement, the Eurovest Stock Purchase Agreement, and all related documents, Externet releases all Claims, individually and collectively, against the other Vertical Parties;

          6. Except for the obligations set forth in this Agreement, the Outside Investors Agreement, the Eurovest Stock Purchase Agreement, and all related documents, Queue releases all Claims, individually and collectively, against the Vertical Parties;

          7. Except for the obligations set forth in this Agreement, the Outside Investors Agreement, and all related documents, the Parties hereby release all Claims against Wade and Mountain Reservoir Corp., their agents successors and assigns.

          8. The Vertical Parties hereby expressly reserve and in no way release any or all Claims they have presently or may have in the future against Anderson;

          9. It is agreed and understood that Eurovest's obligations under the Eurovest Stock Purchase Agreement shall be guaranteed by Vertical;

          10. The within releases shall be binding upon, and be deemed to have been equally given by, all corporate or non-corporate entities of any kind in which the Parties, or any of them, or any person or entity claiming through any of them, now or hereafter have a majority or controlling ownership or interests.

          11. WAIVER AND RELEASE OF UNKNOWN AND UNSUSPECTED CLAIMS.

     Notwithstanding ss. 1542 of the California Civil Code which provides:

               "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR,"

the term "Claims" as defined in Section II.1.A, herein, and as used in this Agreement, shall include all such Claims as are referred to in Civil Code ss.1542 or any comparable provisions, principles, or benefits of state law or equity, federal law or equity, or the law or equity, of any jurisdiction (collectively "ss.1542"). Each Party knowingly and voluntarily waives and relinquishes, to the fullest extent permitted by law, the provisions, principles, rights, and benefits of ss.1542 or its equivalent and acknowledges and agrees that this waiver and relinquishment is an essential and material term of this Agreement, the release provisions contained herein, and the definition of Claims as used herein, and that without such waiver and relinquishment, this Agreement would not have been entered into. Each Party hereto understands and acknowledges the significance and consequence of the release of the Claims as defined herein, and the specific waiver and relinquishment of ss.1542. Each of the Parties acknowledges that he or it is aware that he or it may hereafter discover facts in addition to or different from those which he or it now knows or suspects or believes to be true with respect to the subject matter of this Agreement, but that it is the Parties' intention to, and each Party does fully, finally, and forever release any and all Claims without regard to the subsequent discovery or existence of such different or additional facts.

     I. Advice of Counsel. Lambert and Elalouf warrant and represents that they have each been represented by independent counsel of their choosing which were employed to represent them with respect to this Agreement, and the Outside Investors Agreement, and all related documents, and all matters provided for therein; they have been fully advised by such attorneys with respect to his rights and obligations under this Agreement, and the Outside Investors Agreement, and all related documents, and all matters provided for therein, and with respect to all benefits and liabilities that are or may become connected with this Agreement, and the Outside Investors Agreement, and all related documents; and they have entered into the Agreement, and the Outside Investors Agreement, and all related documents, knowingly, intelligently, freely and voluntarily.

                             III. OTHER PROVISIONS

     A. Arbitration. It is the intent of the Parties that all disputes, claims, or controversies relating to this Agreement shall be resolved by binding arbitration under the auspices of a private judge pursuant to an Order of Reference pursuant to Code of Civil Proceduress.638(1).

     B. Prevailing Party Attorney Fees. The prevailing party in any arbitration or action to interpret or enforce terms of this Agreement shall be entitled to an award of reasonable attorneys' fees and expenses incurred in the arbitration or action, including any confirmation or enforcement action.

     C. Attorneys Fees. The Parties shall each pay for their own expenses (including, without limitation, costs and attorneys' fees) incurred in connection with the Actions, and the negotiation and execution of this Agreement, and the Outside Investor Stock Purchase Agreement, and all related documents.

     D. Denial of Liability. The Parties hereto deny and contest all liability and allegations of wrongdoing, including all allegations made in the Actions, as well as with respect to disputes between the Parties as to the claims released herein. Nothing in any part of this Agreement shall be deemed or construed to be an admission of liability or fault by the Parties hereto or any of them. No performance of any act required by the terms of this Agreement shall be deemed or construed to be an admission of liability or fault by the Parties hereto, or any of them. This is a good faith settlement of outstanding disputes and there is no intent of the part of any of the parties to amke a fraudulent transfer.

     E. Injunctive Relief on Breach. Any Party shall be entitled to obtain a temporary restraining order and a preliminary and/or permanent injunction against any other Parties for breach of this Agreement, enjoining such breaching Party to comply with the terms of this Agreement and the Parties hereto agree that they are without adequate remedy at law, they will suffer irreparable harm, and an unnecessary multiplicity of suits will result unless such an injunction is entered.

     F. Taxes. The Parties acknowledge and agree that no Party hereto has made any representations about taxes or the tax effect of any provision of this Agreement, this Agreement, and the Outside Investor Stock Purchase Agreement, and all related documents, on any other Party.

     G. Integrated Agreement. This Agreement, and all related documents, constitute the entire Agreement and understanding among the Parties concerning the subject matter hereof, and supersede and replace all prior negotiations, proposed agreements, and agreements, written or oral, relating thereto.

     H. Counterparts. This Agreement may be executed in two or more counterparts, which may also be facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     I. Amendment. This Agreement may be amended or modified only by a written instrument signed by all Parties hereto or their successors in interest.

     J. Interpretation. No provision in this Agreement shall be interpreted against any Party hereto or its counsel on the ground that the Party or its counsel drafted the Agreement or the provision.

     K. Governing Law. The laws of the State of California shall govern the provisions of this Agreement.

     The Parties hereto have executed this 12 page Agreement on page 11 as of the dates written below.


DATED:   October 3, 2000            -------------------------------
                                     Patrice Lambert, individually


DATED:   October 3, 2000            -------------------------------
                                    Patrice Lambert, for
                                    QUEUE COMMUNICATIONS LTD.


DATED:   October 3, 2000            -------------------------------
                                    Marc Elalouf, individually

                                    VERTICAL COMPUTER SYSTEMS, INC.



DATED:   October 3, 2000            by:
                                        -------------------------------
                                        Terry Washburn, Vice-Chairman

                                    EXTERNET WORLD, INC.


DATED:   October 3, 2000            by:
                                        -------------------------------
                                        Laurent Tetard, President


DATED:   October 3, 2000            -----------------------------------
                                    Richard Wade, individually

APPROVED AS TO FORM:

DATED:   October 3, 2000            DONAHUE, MESEREAU & LEIDS LLP
                                    Scott S. Astle



                                    ---------------------------------------
                                              Scott S. Astle
                                     Attorneys for PATRICE LAMBERT AND
                                     QUEUE COMMUNICATIONS, LTD

DATED:   October 3, 2000             THE LAW OFFICES OF
                                         GERARD SOUSSAN

                                    ---------------------------------------
                                              Gerard Soussan
                                    Attorneys for MARC ELALOUF

DATED:   October 3, 2000            PARKER MILLS & PATEL LLP
                                    William K. Mills


                                    ---------------------------------------
                                            William K. Mills
                                     Attorneys for VERTICAL COMPUTER
                                     SYSTEMS and EXTERNET WORLD, INC.

                                    EXHIBIT A

1. One hundred percent (100%) of Externet's Interest in Externet World, SARL (amounting to 25.2%);

2.   All of the domain names attached as Exhibit C;

3.   All of the Hardware attached as Exhibit D.

                                    Exhibit C

                                  Domain Names


DOMAIN NAME                                 REGISTRANT

2000vins.com                                Externet World, Inc.
adeline.com                                 Externet World, Inc.
allersimple.com                             Externet World, Inc.
allied-international                        Externet World, Inc.
alpac-creations.com                         Externet World, Inc.
aristoff-caviar.com                         Internet World, Inc.
babba.com                                   Internet World, Inc.
belloni.com                                 Externet World, Inc.
bh-toutou.com                               Externet World, Inc.
biscuiterielor.com                          Internet World, Inc.
bluenotescuba.com                           Externet World, Inc.
bohemia-glass.com                           Externet World, Inc.
bordes-france.com                           Externet World, Inc.
buvasports.com                              Externet World, Inc.
carlota.com                                 Externet World, Inc.
carpersport.com                             Externet World, Inc.
casino-casino.org                           Externet World, Inc.
casinointernet.org                          Externet World, Inc.
casinoonline.org                            Externet World, Inc.
ccpsoftware.com                             Externet World, Inc.
centraleshop.com                            Externet World, Inc.
certas.com                                  Internet World, Inc.
chocolatementvotre.com                      Externet World, Inc.
christophelambert.com                       Externet World, Inc.
christopherlambert.com                      Externet World, Inc.
cityparfums.com                             Externet World, Inc.
creatisse.com                               Externet World, Inc.
deberge.com                                 Externet World, Inc.
distillerie-g-miclo.com                     Externet World, Inc.
dma-inc.net                                 Internet World, Inc.
doucinetfreres.com                          Externet World, Inc.
emailmoi.com                                Externet World, Inc.
epilez-moi.com                              Externet World, Inc.
etains-du-campanile.com                     Externet World, Inc.
etroc.com                                   Externet World, Inc.
europauction.com                            Externet World, Inc.
eurotaximedia.com                           Internet World, Inc.
externetworld.com                           Externet World, Inc.

externetworld.net                           Externet World, Inc.
festine.com                                 Externet World, Inc.
finairtrade.com                             Externet World, Inc.
firstgsm.com                                Externet World, Inc.
flavien.com                                 Externet World, Inc.
fordmustang.net                             Internet World, Inc.
francebroderie.com                          Externet World, Inc.
franceinternet.net                          Externet World, Inc.
france-shopping.net                         Externet World, Inc.
galaxieshop.com                             Externet World, Inc.
gamblingonline.org                          Externet World, Inc.
garance.net                                 Externet World, Inc.
gaulois.com                                 Externet World, Inc.
G-I-S.com                                   Externet World, Inc.
gsmf.com                                    Externet World, Inc.
hf-mobilier.com                             Externet World, Inc.
hollywood-dubbing.com                       Externet World, Inc.
iecs-ltd.com                                Externet World, Inc.
interieursud.com                            Externet World, Inc.
internetfr.com                              Externet World, Inc.
internetfrance.org                          Externet World, Inc.
internetjeunes.com                          Externet World, Inc.
internetshopping.org                        Externet World, Inc.
inter-world.net                             Internet World, Inc.
isc-world.com                               Internet World, Inc.
jacquotot.com                               Externet World, Inc.
lagaleriecomtoise.com                       Externet World, Inc.
laser-hair-removal.com                      Externet World, Inc.
latabledemaite.com                          Externet World, Inc.
legoutdesiles.com                           Externet World, Inc.
magnarelle.com                              Externet World, Inc.
mahvashdesign.com                           Internet World, Inc.
marie-balan.com                             Externet World, Inc.
masdevinobre.com                            Externet World, Inc.
maxisec.com                                 Externet World, Inc.
medicalshopping.com                         Externet World, Inc.
melissaweb.com                              Externet World, Inc.
montecarlo-casino.net                       Externet World, Inc.
morgan-westcoast.com                        Internet World, Inc.
mrmarcel.com                                Internet World, Inc.
muller-fr.com                               Externet World, Inc.
naturwaren-fr.com                           Externet World, Inc.
newcenturyvillage.com                       Externet World, Inc.
newcv.com                                   Externet World, Inc.
nous.net                                    Internet World, Inc.
novopeint.com                               Externet World, Inc.

nutrapea.com                                Externet World, Inc.
olissende.com                               Externet World, Inc.
parisgay.com                                Externet World, Inc.
parisinternet.com                           Externet World, Inc.
pinupfrance.com                             Externet World, Inc.
polaclean.com                               Externet World, Inc.
polaror.com                                 Externet World, Inc.
progress-fr.com                             Externet World, Inc.
quartzparis.com                             Externet World, Inc.
quartzverreries.com                         Externet World, Inc.
repartir.com                                Externet World, Inc.
rucherdescathares.com                       Externet World, Inc.
shoe-bizz.com                               Externet World, Inc.
shopfarmersmarket.com                       Externet World, Inc.
shot-racing.com                             Externet World, Inc.
sogedor.com                                 Externet World, Inc.
sosfrance.com                               Externet World, Inc.
targetpharma.com                            Externet World, Inc.
tasteoffrance.com                           Externet World, Inc.
tharaud.com                                 Externet World, Inc.
valleyautoauction.com                       Internet World, Inc.
villeroydal.com                             Externet World, Inc.
vipparties.com                              Externet World, Inc.
voguetrimmings.com                          Externet World, Inc.
welcomecasino.com                           Internet World, Inc.
z19.com                                     Externet World, Inc.

                                    Exhibit D


-Dell PowerEdgde 2300 Serial #42749699. This Server runs the Web servers, Mail
 Servers and primary DNS.

-Pentium Server, Serial #9401001.  This server runs the secondary DNS.